December 22, 2003

Mr. Corey Lindley
Via Email

      RE:     Employment Terms

Dear Corey:

        This letter will confirm our understanding with respect to your terms of employment.

        Your base annual salary will be $350,000. In addition, your annual foreign service premium will be $50,000.

        Your family travel expense allowance will be increased to $25,000/year, to use for travel expenses at your discretion.

        You will receive an option grant of 100,000 shares, with 25% of the options vesting at the end of each calendar year, with the first tranche vesting on December 31, 2004. The exercise price will be fair market value on the effective date of this letter agreement. This option grant will be in addition to normal participation in the company’s semi-annual option grants at a level commensurate with other comparable members of the company’s Executive Committee.

        You will continue to participate in all other incentive plans as may be in effect from time to time for the company’s senior managers. You will also continue to receive all other ex pat benefits that are not specifically addressed in this letter agreement.

        These employment terms are offered with the expectation that you will reside in and work from Shanghai until June 2005. In the event you relocate to the U.S. prior to this date for any reason other than the company’s request, you will forfeit a pro rated portion of the 100,000 share option grant referenced above.

        You will also be subject to all other key employee covenants to which all of the company’s senior management members are subject.

        The effective date of this letter agreement will be the date on which both you and the company have executed a copy of this letter.

Sincerely,

/s/ Truman Hunt
Truman Hunt
President and Chief Executive Officer

Agreed as of January 5, 2004:

/s/ Corey B. Lindley
Corey B. Lindley
EVP & President, Greater China